Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS NET NEW HOME ORDERS AND OTHER
PRELIMINARY OPERATING ITEMS FOR THE THIRD QUARTER, AND
NOTICE OF THIRD QUARTER CONFERENCE CALL AND WEBCAST
Fairfax, Virginia, October 5, 2007 — (BHS: NYSE)
Net New Home Orders
Net new orders for the three months ended September 30, 2007 totaled 130 units, compared to 264 units for the same period in 2006. Industry inventories of resale, and new homes for sale, continue to be at historic highs and despite continued new home price declines, homebuyer confidence remains weak and it is expected this weakness will continue until a balance of supply and demand is achieved in the market. A summary by region of the net new orders and active selling communities follows:

					Active Selling
	Net New Orders(1)				Communities
	Three months ended		Nine months ended		Three months ended
	September 30		September 30		September 30
	2007	2006	2007	2006	2007	2006

San Francisco Bay Area	39	36	102	81	4	2
Southland / Los Angeles	34	84	179	268	6	7
San Diego / Riverside	18	77	107	171	7	9
Washington D.C. Area	36	49	230	207	14	13
Corporate and Other	3	18	13	24	2	2

	130	264	631	751	33	33

(1)	Includes joint ventures
To date, the company has closed or in backlog 890 homes. The company had lower than anticipated net new orders in the third quarter, and now anticipates approximately 1,000 home closings for 2007. The decline in third quarter net new orders arose primarily in the Southland and San Diego / Riverside markets where the company had fewer active selling communities and the demand was impacted by job losses and tighter lending standards.
cHome closings for the three and nine months ended September 30, 2007 totaled 179 and 567 units, respectively. This compares to 232 units for the three months ended and 700 units for the nine months ended September 30, 2006.

Housing and Land Carrying Values and Income Taxes
In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the company regularly reviews its housing and land assets for recoverability. With market conditions having deteriorated further in recent months, in particular, in the Central Valley and Inland Empire of California, the company has continued to lower its expectation of future revenues on its projects. As a result, the company anticipates impairment charges and write-downs on its housing and land inventory for the three months ended September 30, 2007 in the range of $40 million to $50 million or $22 million to $28 million after minority interest and taxes. This translates into a net charge against income of approximately $0.82 to $1.04 per share.
Additionally, the company’s net income for the three months ended September 30, 2007 will be positively impacted by the reversal of an income tax liability of approximately $25 million or $0.93 per share.
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Conference Call and Webcast for Investors and Analysts
You are invited to participate in Brookfield Homes’ Third Quarter Conference Call on Friday, October 26, 2007 at 5 p.m. (ET) to discuss with members of senior management our results and current business initiatives.
Brookfield Homes will release its 2007 third quarter financial results on Friday, October 26th at approximately 4:00 p.m. (ET), and it will be available on the website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Brookfield Homes’ supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.
To participate in the Conference Call, please dial 1-800-319-4610, toll free in North America or 604-638-5340, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight November 26, 2007. To access this rebroadcast, please call 1-800-319-6413, toll free in North America or 604-638-9010 (pincode 2817).
Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes approximately 28,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed results of operations of the company, expected 2007 home closings, anticipated impairment charges and writedowns, the impact on net income of a reversal of an income tax liability, the company’s future outlook, and those statements preceded by, followed by, or that include the words “anticipate”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.